                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    ECONNECT
                                ----------------
             (Exact Name of Registrant as Specified in its Charter)

             Nevada                                         43-1239043
      ---------------------                            -------------------
     (State of Incorporation)                        (I.R.S. Employer ID No.)

               2500 Via Cabrillo Marina, California           90731
               ------------------------------------           ------
              (Address of principal executive offices)      (Zip Code)


        Consulting Agreements dated July 31, 2002 through August 12, 2002
        ----------------------------------------------------------------

                            (Full title of the Plan)


                      William B. Haseltine, Attorney at Law
                      -------------------------------------
             604 North Greenbrier Street, Arlington, Virginia 22203
             ------------------------------------------------------
                     (Name and address of agent for service)
                                (703) 276-1919
                     ---------------------------------------
          (Telephone number, including area code, of agent for service)



                                               CALCULATION OF REGISTRATION FEE
------------------------- ---------------------- ------------------------- ---------------------- ----------------------
 Title of Securities to       Amount to be            Proposed Maximum       Proposed Aggregate          Amount of
     be Registered             Registered         Offering Price Per Share     Offering Price        Registration Fee
------------------------- ---------------------- ------------------------- ---------------------- ----------------------
 Common Stock                   2,020,000               $0.04(1)                 $80,800                $7.43
------------------------- ---------------------- ------------------------- ---------------------- ----------------------

(1) Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices per share as reported for such securities on the NASD's OTC Bulletin Board on August 11, 2002.

    Pursuant to General Instruction E to Form S-8, the contents of an earlier registration statement filed on this Form S-8, No. 333-74524, are hereby incorporated by reference. The Consulting Agreement filed as an exhibit with the S-8, No. 333-87438, filed on May 2, 2002, is incorporated by reference herewith.

    The Consulting Agreements that are the subject of this registration statement are between the Company and Erica Wrenn - 50,000 shares; Harvey Burstein - 60,000 shares; Emileo Caballero - 100,000 shares; Gordon Gisser - 50,000 shares; Carson Kievman - 250,000 shares; David Ninci - 10,000 shares; Charles Yourshaw - 300,000 shares; Matthew Crawford - 600,000 shares; and Frank Machak - 600,000 shares. The duties under the Consulting Agreements include the development of the Bank Eyes Only interfaces with the hotel and travel industry, the gaming industry, the banking industry and the telecommunications industry.

     Attached hereto are the required Opinion of Counsel and Consent of Accountants.

William B. Haseltine
Attorney at Law

604 North Greenbrier Street
Arlington, Virginia 22203
(703) 276 1919

August 5, 2002

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.

Washington, D.C. 20549

Re: eConnect - Form S-8

Dear Sir/Madame:

I have acted as counsel to eConnect, a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of two million twenty thousand shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Consulting Agreements with David Ninci - 10,000 shares; Matthew Crawford - 600,000 shares; Carson Kievman - 250,000 shares; and Frank Machak - 600,000 shares, each dated July 31, 2002; Emileo Caballero - 100,000 shares; Gordon Gisser - 50,000 shares, each dated August 1, 2002; Erica Wrenn - 50,000 shares; Charles Yourshaw - 300,000 shares, each dated August 2, 2002; and Harvey Burstein - 60,000 shares dated August 5, 2002.

In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and the Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

My opinion is limited by and subject to the following:

(a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

(b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c) My opinion is based solely on and limited to the federal laws of the United States of America and the Nevada Revised Statutes. I express no opinion as to the laws of any other jurisdiction.

Sincerely,


/s/  William B. Haseltine
--------------------------
William B. Haseltine

L.L. Bradford & Company, LLC
3441 S Eastern Avenue
Las Vegas, Nevada 89109
(702) 735-5030


August 7, 2002

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: eConnect - Form S-8

Dear Sir/Madame:

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 19, 2002 in eConnect's Form 10-KSB, and to all references to our firm included in this Registration Statement.

Sincerely,


/s/  L.L. Bradford & Company, LLC
---------------------------------
L.L. Bradford & Company, LLC

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of San Pedro, State of California, on August 13, 2002.

eConnect

By:/s/ Thomas S. Hughes
--------------------------------
Thomas S. Hughes, Chairman & CEO

Special Power of Attorney

The undersigned constitute and appoint Thomas S. Hughes their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature Title Date

/s/ Thomas S. Hughes August 13, 2002
------------------------------------
Thomas S. Hughes
President/Chief Executive Officer/ Director

/s/ Jack M. Hall August 13, 2002
--------------------------------
Jack M. Hall
Secretary/Director